                                                                      EXHIBIT 12

      GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                         SIX MONTHS ENDED JULY 1, 1995

                                  (Unaudited)

                                                                                       RATIO OF
                                                                                      EARNINGS TO
                                                                       RATIO OF        COMBINED
                                                                       EARNINGS      FIXED CHARGES
                                                                       TO FIXED      AND PREFERRED
                   (Dollar amounts in millions)                        CHARGES      STOCK DIVIDENDS
                                                                       --------     ---------------
Net earnings.......................................................     $1,131          $ 1,131
Provision for income taxes.........................................        513              513
Minority interest in net earnings of consolidated affiliates.......         53               53
                                                                        ------           ------
Earnings before provision for income taxes and minority interest...      1,697            1,697
                                                                        ------           ------
Fixed charges:
  Interest.........................................................      3,255            3,255
  One-third of rentals.............................................         78               78
                                                                        ------           ------
Total fixed charges................................................      3,333            3,333
                                                                        ------           ------
Less capitalized interest, net of amortization.....................          7                7
                                                                        ------           ------
Earnings before provision for income taxes and minority interest
  plus fixed charges...............................................     $5,023          $ 5,023
                                                                        ======           ======
Ratio of earnings to fixed charges.................................       1.51
                                                                        ======
Preferred stock dividend requirements..............................                     $    --
Ratio of earnings before provision for income taxes to net
  earnings.........................................................                        1.45
                                                                                         ------
Preferred stock dividend factor on pre-tax basis...................                          --
Fixed charges......................................................                       3,333
                                                                                         ------
Total fixed charges and preferred stock dividend requirements......                     $ 3,333
                                                                                         ======
Ratio of earnings to combined fixed charges and preferred stock
  dividends........................................................                        1.51
                                                                                         ======